As filed with the Securities and Exchange Commission on June 3, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MAC-GRAY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3361982
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

404 WYMAN STREET, SUITE 400

WALTHAM, MASSACHUSETTS 02451-1212

(781) 487-7600

(Address of Principal Executive Offices)

MAC-GRAY CORPORATION AMENDED AND RESTATED
2001 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plans)

Stewart Gray MacDonald, Jr.

Chairman and Chief Executive Officer

Mac-Gray Corporation

404 Wyman Street, Suite 400

Waltham, Massachusetts 02451-1212

(781) 487-7600

(Name and Address of Agent For Service)

With copies to:

Robert P. Whalen, Jr., Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109-2881

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value	300,000 shares	(2)	$8.46	(3)	$2,538,000	(4)	$100.00

(1)  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Mac-Gray Corporation Amended and Restated 2001 Employee Stock Purchase Plan (the “Plan”).

(2)  Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(3)  The offering price pursuant to the Plan is 85% of the fair market value of the shares on the Offering Date or the Exercise Date (each as defined in the Plan), whichever is less.  Accordingly, this estimate is based on 85% of the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on May 27, 2008 pursuant to Rules 457(c) and (h) under the Securities Act, solely for purposes of determining the registration fee.

(4)  Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices on the New York Stock Exchange on May 27, 2008.

PART I

STATEMENT REGARDING INCORPORATION BY REFERENCE

FROM EFFECTIVE REGISTRATION STATEMENT

Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register additional shares of common stock, par value $0.01 per share, of the Registrant under the Plan.  A Registration Statement on Form S-8 was previously filed and declared effective (Registration File No. 333-62936) in connection with such Plan.  The contents of Registration Statement No. 333-62936 are incorporated herein by reference.

Item 8.           Exhibits.

No.	Description	Location
5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants	Filed herewith

23.2	Consent of Goodwin Procter LLP	Included in Exhibit 5.1 hereto

24.1	Powers of Attorney	Included on signature pages to this Registration Statement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 3rd day of June, 2008.

Mac-Gray Corporation

By:	/s/ Stewart Gray MacDonald, Jr.
Stewart Gray MacDonald, Jr.
Chairman, Chief Executive Officer and Director
(Principal Executive Officer)

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Stewart Gray MacDonald, Jr., and Michael J. Shea, each of them singly, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Stewart Gray MacDonald, Jr.	Chairman, Chief Executive Officer and Director	June 3, 2008
Stewart Gray MacDonald, Jr.

/s/ Michael J. Shea	Executive Vice President, Chief Financial Officer and	June 3, 2008
Michael J. Shea	Treasurer (Principal Financial Officer and
Principal Accounting Officer)

/s/ David W. Bryan	Director	June 3, 2008
David W. Bryan

Director
Thomas E. Bullock

/s/ Christopher T. Jenny	Director	June 3, 2008
Christopher T. Jenny

/s/ Edward F. McCauley	Director	June 3, 2008
Edward F. McCauley

/s/ William F. Meagher	Director	June 3, 2008
William F. Meagher

/s/ Mary Ann Tocio	Director	June 3, 2008
Mary Ann Tocio

Pursuant to the requirements of the Securities Act, the trustees (or other persons who will administer the Mac-Gray Corporation Amended and Restated 2001 Employee Stock Purchase Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts, on this 3rd day of June, 2008.

Mac-Gray Corporation, as administrator of the Mac-Gray Corporation Amended and Restated 2001 Employee Stock Purchase Plan
By:	/s/ Stewart Gray MacDonald, Jr.
Stewart Gray MacDonald, Jr.
Chairman and Chief Executive Officer

EXHIBIT INDEX

No.	Description	Location
5.1	Opinion of Goodwin Procter LLP as to the legality of the securities being registered	Filed herewith

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants	Filed herewith

23.2	Consent of Goodwin Procter LLP	Included in Exhibit 5.1 hereto

24.1	Powers of Attorney	Included on signature pages to this Registration Statement